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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and six months ended March 31, 1995 and 1994
                           (In thousands, except per share amounts)
                                                    Three months            Six months
                                                --------------------    --------------------
                                                    1995        1994        1995        1994
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                         36,153      33,233      35,803      33,163
    Average number of common shares issued
      (canceled) upon exercise of employee
      stock options or under other employee
      stock plans                                     11         (35)        293          37
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                  900         927         860         943
    Average number of shares issuable upon
      conversion of convertible preferred stock:
        Series A Mandatory Conversion
          Premium Dividend Preferred Stock            --       2,476          --       2,476
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock         5,003       5,003       5,003       5,003
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                    42,067      41,604      41,959      41,622
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Income before cumulative effect of change
    in accounting for income taxes              $ 47,354    $ 40,007    $ 92,488    $ 79,571
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (3,249)     (3,249)     (6,498)     (6,498)
      SunAmerica Adjusted Rate Cumulative
        Preferred Stock, Series C                   (925)       (852)     (1,815)     (1,704)
                                                --------    --------    --------    --------
  Income before cumulative effect of change
    in accounting for income taxes
    applicable to common stock                    43,180      35,906      84,175      71,369
  Cumulative effect of change in accounting
    for income taxes                                  --          --          --     (33,500)
                                                --------    --------    --------    --------
  Net income applicable to common stock         $ 43,180    $ 35,906    $ 84,175    $ 37,869
                                                ========    ========    ========    ========
Earnings per common and common equivalent
  share:
    Income before cumulative effect of
      change in accounting for income taxes     $   1.03    $   0.86    $   2.01    $   1.71
    Cumulative effect of change in accounting
      for income taxes                                --          --          --        (.80)
                                                --------    --------    --------    --------
    Net income                                  $   1.03    $   0.86    $   2.01    $   0.91
                                                ========    ========    ========    ========
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